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Exhibit 4.11

EXECUTION COPY

INVESTORS' RIGHTS AGREEMENT

        This Investors' Rights Agreement (this "Agreement") is entered into as of November 20, 2000 among K-L HOLDINGS, INC., a Delaware corporation (the "Company"), each of the parties listed on Schedule I attached hereto ("Investors"), KKR 1996 FUND L.P. (the "KKR Fund") and KKR PARTNERS II, L.P. ("KKR Partners II" and, together with the KKR Fund, the "KKR Investors"). The Company, the Investors and the KKR Investors are hereinafter collectively referred to as the "Parties".

Recitals

        K-L Sub 1, Inc. (the "PIK Borrower") has entered into a PIK Bridge Loan Agreement dated as of date hereof (the "Loan Agreement") among the PIK Borrower, Merrill Lynch International, as arranger thereunder, Merrill Lynch Capital Corporation, as agent thereunder, and Merrill Lynch Capital Corporation and the other lenders from time to time party thereto (the "Lenders"), pursuant to which the Lenders have agreed to make PIK Bridge Loans (as defined in the Loan Agreement) to the PIK Borrower, subject to the terms and conditions thereof.

        The PIK Borrower is a wholly owned Subsidiary (as defined in the Loan Agreement) of the Company.

        In consideration for the making of the PIK Bridge Loans to the PIK Borrower, the Company has agreed to issue on the date hereof to the Investors 2,968,421 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, upon the terms and subject to the conditions of this Agreement.

        To implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:

        1.    Purchase of Stock.    Subject to the terms and conditions of this Agreement, on or prior to November 20, 2000 (the "Effective Date"), the Company will issue and sell to each Investor on the Effective Date, and each such Investor, will, severally and not jointly, purchase from the Company, the number of shares of the Company's Common Stock set forth opposite such Investor's name on Schedule I hereof (the shares of Common Stock being purchased pursuant to this Agreement, the "Shares"), for consideration, payable against issuance thereof, of $.01 per Share (the "Initial Purchase Price"). Promptly following issuance of the Shares, the Company will deliver to each Investor a duly executed certificate or certificates, registered in such Party's name (or the name of a nominee specified by such Party on Schedule I hereof) and representing the Shares purchased by such Investor, against the extension of such Investor's (or its affiliated Lender's) PIK Bridge Loan to the PIK Borrower and payment of the purchase price therefor set forth above, together representing payment in full for such Shares pursuant to this Agreement.

        2.    Representations, Warranties and Agreements by Investors.

          (a)   Each Investor hereby represents and warrants that (i) it is either (A) an "accredited investor" within the meaning of Rule 501 under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the "Act") or (B) a "qualified institutional buyer" as defined in the Act, and (ii) it is acquiring the Shares for investment for its own account and not with a view to, or for resale in connection with, the distribution. Each Investor agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Shares unless (A) such transfer, sale, assignment, pledge, hypothecation or other disposition complies with this Agreement and all applicable provisions of state securities laws and (B) either (I) the transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to an effective registration statement under the Act or (II) counsel for the Investor (which may be such Investor's in-house counsel responsible for such matters, or such other counsel acceptable to the Company) shall have furnished the Company with an opinion, reasonably satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the Act. Notwithstanding the foregoing, the Company acknowledges and agrees that (i) any transfer under the last sentence of Section 3 shall be deemed to be in compliance with this Agreement, (ii) any transfer under Section 4 shall be deemed to be in compliance with the Act and this Agreement, and no opinion of counsel shall be required in connection therewith and (iii) no opinion of counsel shall be required in connection with any transfer of Shares by an Investor to an affiliate or to a nominee or designee holding such Shares on its behalf or at its direction or to another financial institution that acquires all or substantially all of such Investor's equity portfolio in a merger with or acquisition of such Investor (an "Affiliate").

          (b)   The certificate (or certificates) representing the Shares shall bear the following legend:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE INVESTORS' RIGHTS AGREEMENT, DATED AS OF NOVEMBER 20, 2000, BETWEEN K-L HOLDINGS, INC. (THE "COMPANY") AND THE PARTIES LISTED ON SCHEDULE I ATTACHED THERETO, KKR 1996 FUND L.P. AND KKR PARTNERS II, L.P. (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENT, NO OFFER, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITIONS OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS (A) SUCH OFFER, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH ALL APPLICABLE PROVISIONS OF STATE SECURITIES LAWS AND (B) EITHER (I) THE TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR (II) COUNSEL FOR THE HOLDER (WHICH MAY BE SUCH HOLDER'S IN-HOUSE COUNSEL RESPONSIBLE FOR SUCH MATTERS, OR SUCH OTHER COUNSEL ACCEPTABLE TO THE COMPANY) SHALL HAVE FURNISHED THE COMPANY WITH AN OPINION, REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY, THAT NO SUCH REGISTRATION IS REQUIRED BECAUSE OF THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE ACT.

          (c)   Each Investor acknowledges that it has been advised that (i) the Shares have not been registered under the Act, (ii) the Shares must be held indefinitely and each Investor must continue to bear the economic risk of the investment in the Shares unless the Shares are subsequently registered under the Act or an exemption from such registration is available and the Shares are disposed of in accordance with this Agreement, (iii) it is not anticipated that there will be any public market for the Shares, (iv) Rule 144 promulgated under the Act is not currently available with respect to the sales of any securities of the Company, and the Company has made no covenant to make such Rule available (except as provided in Section 5), (v) when and if the Shares may be disposed of without registration in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, (vi) if the Rule 144 exemption is not available, public sale without registration will require compliance with Regulation A or some other exemption under the Act, (vii) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Shares and (viii) a notation shall be made in the appropriate records of the Company indicating that the Shares are subject to restriction on transfer and, if the Company should at some time in the future engage the services of a stock transfer agent, appropriate stop transfer restrictions will be issued to such transfer agent with respect to the Shares.

          (d)   If any Shares are to be disposed of in accordance with Rule 144 under the Act or otherwise, the Investor shall promptly notify the Company of such intended disposition and shall deliver to the Company at or prior to the time of such disposition such documentation as the Company may reasonably request in connection with such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the Securities and Exchange Commission ("SEC").

          (e)   Each Investor agrees that, if any shares of capital stock of the Company are offered to the public pursuant to an effective registration statement under the Act, such Investor will not effect any public sale or distribution of the Shares or any other shares of capital stock of the Company not covered by such registration statement within seven days before or such period after the effective date of such registration not to exceed 180 days as the underwriting agreement may require (or such lesser period as the managing underwriters may permit) and shall be agreed to by the KKR Investors with respect to their shares of capital stock of the Company.

          (f)    Each Investor represents and warrants that it has been given the opportunity to obtain any information or documents and to ask questions and receive answers about such documents, the Company and the business and prospects of the Company which it deems necessary to evaluate the merits and risks related to its investment in the Shares and to verify the information received as indicated in this Section 2(f), and it has relied solely on such information.

          (g)   Each Investor further represents and warrants that (i) its financial condition is such that it can afford to bear the economic risk of holding the Shares for an indefinite period of time and has adequate means for providing for its current needs and contingencies, (ii) it can afford to suffer a complete loss of its investment in the Shares, (iii) all information which it has provided to the Company concerning itself and its financial position is correct and complete as of the date of this Agreement, (iv) it understands and has taken cognizance of all risk factors related to the purchase of the Shares, and (v) its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its purchase of the Shares as contemplated by this Agreement.

        3.    Restriction on Transfer.    Except for (a) a sale of Shares pursuant to an effective registration statement under the Act filed by the Company or (b) any sale or transfer of Shares in compliance with Section 2, each Investor agrees that it will not transfer, sell, assign, pledge, hypothecate or otherwise dispose of any Shares at any time prior to the closing of the Company's first Public Offering (as defined in Section 4(b) below) without the consent of the Company. No transfer of any such Shares in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect.

        Notwithstanding anything herein to the contrary, this Section 3 shall not prohibit (i) any sale or transfer of Shares by an Investor to any of its Affiliates, provided that such Affiliate agrees to be bound by the provisions of this Agreement and makes the representations of an Investor hereunder by executing a counterpart hereof, whereupon such Affiliate shall thereafter be deemed to be an Investor for all purposes of this Agreement or (ii) any sale or transfer of Shares to a Person that becomes a Lender in connection with such Person's becoming a party to the Loan Agreement, provided that such Person agrees to be bound by the provisions of this Agreement and makes the representations of an Investor hereunder by executing a counterpart hereof, whereupon such Person shall thereafter be deemed to be an Investor for all purposes of this Agreement; provided that each sale or transfer pursuant to this sentence shall be subject to compliance with Section 2(a) of this Agreement.

        4.    Right of First Offer.

          (a)   Except for transfers made in compliance with the last sentence of Section 3 hereof, if at any time prior to the closing of the Company's first Public Offering, any of the Investors intends to sell any or all of its Shares, such Investor shall notify the Company in writing of its intention to sell such Shares. Such Investor's notice shall contain an irrevocable offer (the "Offer") to sell such Shares to the Company or a third party designated by the Company (in the manner set forth below), the number of Shares covered in the Offer, the price in cash that such Investor proposes to be paid for the Shares in the Offer (the "Offer Price") and the other terms and conditions of the Offer. During the period of 15 days after the date of the receipt by the Company of such Investor's notice (the "Option Period"), the Company shall have an irrevocable right and option to purchase, or to arrange for a KKR Investor or a third party to purchase, all of the Shares covered by the Offer at the Offer Price and on the terms and conditions contained in the Offer.

          (b)   If, at the end of the Option Period, the Company, a KKR Investor or a third party designated by the Company has not tendered the purchase price for such Shares in the manner set forth in Section 4(d) (unless such failure to tender is due to such Investor's failure to deliver certificates or other instruments representing the Shares), such Investor may during the immediately succeeding 90-day period sell to a third party (the "Investor's Third Party Buyer") not less than all of the Shares covered by the Offer at a price not lower than the Offer Price and on terms and conditions not materially less favorable to such Investor than those contained in the Offer.

          (c)   In the event that the proposed purchase by the Investor's Third Party Buyer of the Shares in the Offer is for a price lower than the Offer Price and/or on terms and conditions materially less favorable to such Investor than those set forth in the Offer, such Investor shall not sell any of the Shares in the Offer to the Investor's Third Party Buyer unless such Investor shall have first reoffered the Shares in the Offer to the Company, in the same manner as provided in Section 4(a) hereof, at such lower price (the "Reoffer Price") and/or on such materially less favorable terms and conditions. The Company shall then have an irrevocable option to purchase, or to arrange for a KKR Investor or a third party to purchase, all of the Shares covered by the Offer at the Reoffer Price and/or on the materially less favorable terms and conditions exercisable in the same manner as provided in Section 4(a) hereof.

          (d)   If such option to purchase is exercised by the Company, a KKR Investor or a third party designated by the Company, a certified bank check or checks in the appropriate amount shall be delivered to such Investor at the principal office of the Company against delivery of certificates or other instruments representing the Shares so purchased, appropriately endorsed by such Investor. No sale may be made to any Investor's Third Party Buyer unless the Investor's Third Party Buyer agrees in a writing satisfactory to the Company to be bound by the provisions of this Agreement. Promptly after such sale, such Investor shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. If, at the end of 90 days following the expiration of the Option Period, such Investor has not completed the sale of such Shares as aforesaid, all the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such Shares.

          (e)   As used herein: (i) "Public Offering" shall mean the sale of shares of common stock or preferred stock of the Company to the public pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-4 or S-8, or any other similar form); and (ii) "Qualified Public Offering" shall mean a Public Offering pursuant to an effective registration statement relating to the sale of any shares of common stock or preferred stock of the Company held by any or all of the KKR Investors.

        5.    Certain Agreements by the Company.    In the event that the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, and the rules and regulations in effect thereunder (the "Exchange Act"), or shall have engaged in a Public Offering, the Company will file the reports required to be filed by it under the Act and the Exchange Act, to the extent required from time to time to enable the Investors to sell Shares without registration under the Act within the limitations of the exemptions provided by (a) Rule 144 under the Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding anything contained in this Section 5, the Company may deregister under Section 12 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and, in that event, the Company shall not be required to file such reports. Nothing in this Section 5 shall be deemed to limit in any manner the restrictions on sales of Shares contained in this Agreement.

        6.    Registration Rights.

          (a)   Each Investor hereby agrees to be bound by all of the terms, conditions and obligations of the Registration Rights Agreement, dated as of November 20, 2000 and as in effect on the date hereof (the "Registration Rights Agreement"), among the Company and the investors signatory thereto. Subject in each case to the limitations set forth in this Section 6, each Investor shall have the right to request registration under Section 2 of the Registration Rights Agreement, each Investor shall be deemed a Holder under and as defined in the Registration Rights Agreement with respect to the relevant requested registration and shall have all of the rights and privileges of the Registration Rights Agreement with respect thereto, in each case as if such Investor were an original Holder referred to therein. All Shares acquired by the Investors pursuant to this Agreement shall be deemed to be Registrable Securities under and as defined in the Registration Rights Agreement. This Agreement shall be deemed to be a Supplemental Agreement under Section 8(a) of the Registration Rights Agreement to the extent necessary to effectuate the foregoing.

          (b)   Each Investor will, if requested by the Company, execute and deliver a reasonable custody agreement and power of attorney in customary form with respect to any Shares to be registered pursuant to Section 6(a) (the "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that each Investor will deliver to and deposit in custody with an independent custodian and attorney-in-fact named therein a certificate or certificates representing such Shares (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Investor's agent and attorney-in-fact to act under the Custody Agreement and Power of Attorney on such Investor's behalf with respect to the matters specified therein.

          (c)   Notwithstanding any provision hereof or in the Registration Rights Agreement to the contrary, in connection with any registration of Registrable Securities on behalf of the Investors as provided herein, the holders of a majority of the Registrable Securities held by all Investors may select one counsel to represent all such Investors in addition to the counsel selected by the Holders (as defined in the Registration Rights Agreement) pursuant to Section 7 of the Registration Rights Agreement. If the Investors exercise their right pursuant to this Section 6(c), then the Investors shall not be deemed to be "Holders" for purposes of Section 7 of the Registration Rights Agreement.

        7.    Tag-Along and Drag Along.

          (a)   If at any time any KKR Investor proposes to sell for cash or any other consideration more than 40% of the shares of the Common Stock held by the KKR Investors on the Effective Date (such shares of Common Stock being hereinafter referred to as the "Sale Stock") in any transaction or series of related transactions other than (i) a sale of shares of Common Stock pursuant to an effective registration statement filed by the Company, or (ii) a sale to an affiliate of the KKR Investors or a partner, executive or employee of Kohlberg Kravis Roberts & Co. L.P. ("KKR") or an affiliate thereof who agrees in writing to be bound by the provisions hereof as a KKR Investor (it being understood that if Common Stock owned by a KKR Investor is pledged to a financial institution as collateral for a bona fide loan and such Common Stock is transferred to such financial institution pursuant to the terms of the definitive agreements evidencing such loan and pledge, such transfer shall not constitute a Proposed Sale hereunder), then such KKR Investor will notify each Investor in writing (a "Notice") of such proposed sale (a "Proposed Sale") and the material terms of the Proposed Sale as of the date of the Notice (the "Material Terms") promptly, and in any event not more than 10 days after the execution and delivery by all of the parties thereto of the definitive agreement relating to the Proposed Sale, if any (the "Sale Agreement"). If within 10 days after such Investor's receipt of such Notice such KKR Investor receives from such Investor a written request (an "Investor Request") to include Common Stock held by such Investor in the Proposed Sale (which Investor Request shall be irrevocable unless (x) there shall be an adverse change in the Material Terms or (y) otherwise mutually agreed to in writing by such Investor and the KKR Investor), the Common Stock held by such Investor will be so included as provided herein; provided that only one Investor Request, which shall be executed by such Investor, may be delivered with respect to any Proposed Sale for all Common Stock held by an Investor.

          (b)   In the event of any change in the Material Terms that would be favorable to the Investors, such KKR Investor will again, promptly, and in any event not more than 10 days after receipt of such favorable change in the Material Terms, notify each Investor that did not submit an Investor Request pursuant to the earlier Notice, in writing, and offer such Investors the opportunity to participate in the Proposed Sale on the revised Material Terms. If within 10 days after such Investor's receipt of such Notice such KKR Investor receives from such Investor an Investor Request to include Common Stock held by such Investor in the Proposed Sale (which Investor Request shall be irrevocable unless (x) there shall be an adverse change in the Material Terms or (y) otherwise mutually agreed to in writing by such Investor and the KKR Investor), the Common Stock held by such Investor will be so included as provided herein; provided that only one Investor Request, which shall be executed by such Investor, may be delivered with respect to any Proposed Sale for all Common Stock held by an Investor.

          (c)   The maximum number of shares of Common Stock which each Investor will be permitted to include in a Proposed Sale pursuant to an Investor Request will be the lesser of (a) the number of shares of Common Stock then owned by such Investor and (b) the number of shares of Common Stock then owned by such Investor, multiplied by a percentage calculated by dividing the aggregate number of shares of Common Stock which the KKR Investor or the KKR Investors propose to sell in the Proposed Sale (after giving effect to the applicable provisions of any written agreement between the KKR Investors and any holder of shares of Common Stock that gives the right to such holder to participate in a sale of Common Stock by the KKR Investors) by the total number of shares of Common Stock owned by the KKR Investors. If one or more holders of shares of Common Stock who have been granted the same rights granted to such Investor hereunder elect not to include the maximum number of shares of Common Stock which such holders would have been permitted to include in a Proposed Sale (the "Eligible Shares"), then the KKR Investors, or such remaining holders of shares of Common Stock, or any of them, may sell in the Proposed Sale a number of additional shares of Common Stock owned by any of them equal to their pro rata portion of the number of Eligible Shares not included in the Proposed Sale, based on the relative number of shares of Common Stock then held by each such holder, and such additional shares of Common Stock which any such holder or holders propose to sell shall not be included in any calculation made pursuant to this Section 7(b) for the purpose of determining the number of shares of Common Stock which such Investor will be permitted to include in a Proposed Sale. The KKR Investors, or any of them, may sell in the Proposed Sale additional shares of Common Stock owned by them equal to any remaining Eligible Shares which will not be included in the Proposed Sale pursuant to the foregoing or in any calculation made pursuant to this Section 7(b) for the purpose of determining the number of shares of Common Stock which such Investor will be permitted to include in a Proposed Sale.

          (d)   If a KKR Investor receives an offer from a third party (not an affiliate) to purchase in a Proposed Sale more than 50% of the shares of the Common Stock held by the KKR Investors on the Effective Date and such offer is accepted by the KKR Investors, then each Investor hereby agrees that, if requested by either KKR Investor (a "KKR Request"), each Investor will sell in such Proposed Sale on the same terms and conditions (including, without limitation, time of payment and form of consideration) as to be paid and given to the KKR Investors, the number of shares of Common Stock equal to the number of shares of Common Stock then held by the Investors multiplied by the percentage of the shares of Common Stock then held by the KKR Investors to which the Proposed Sale is applicable.

          (e)   Except as may otherwise be provided herein, shares of Common Stock subject to an Investor Request or a KKR Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock which the KKR Investors propose to sell in the Proposed Sale. Such terms and conditions shall include, without limitation: the sales price; the payment of fees, commissions, adjustments to purchase price and expenses; the provision of, and representation and warranty as to, information requested by the KKR Investors; and the provision of requisite indemnifications; provided that any fees, commissions, adjustments to purchase price, expenses or indemnification provided by the Investors shall be on a pro rata basis; and provided, further, that any such representation, warranty or indemnity by any Investor shall be limited to information about such Investor and its rights in the Common Stock and indemnification for breach of such representations and warranties as to such information.

          (f)    In the event of a transaction (such as a merger or consolidation) involving the Company which results in a Change of Control (as defined in Loan Agreement) but is not a Proposed Sale (a "Proposed Transaction"), each Investor agrees to bear the pro rata share of any fees, commissions, adjustments to purchase price, expenses or indemnities borne by the KKR Investors. For purposes of this Section 7(f), the pro rata share of such amounts shall be based on the relative proportions of the gross proceeds received by such Investor, on the one hand, and the KKR Investors, on the other hand, in connection with the Proposed Transaction.

          (g)   The pro rata share of any amount pursuant to Sections 7(e) shall be based upon the number of shares of Common Stock owned by the Investors and the KKR Investors.

          (h)   The KKR Investors shall be entitled to estimate the amount of fees, commissions, adjustments to purchase price or expenses in connection with any Proposed Sale or Proposed Transaction and to withhold such amounts from payments to be made to the Investors at the time of closing of such Proposed Sale or Proposed Transaction; provided that (i) such estimate shall not preclude the KKR Investors from recovering additional amounts from the Investors in respect of such fees, commissions, adjustments to purchase price or expenses and (ii) the KKR Investors shall reimburse the Investors promptly to the extent actual amounts are determined to be less than the estimated amounts.

          (i)    Upon delivering an Investor Request or receiving a KKR Request, the Investors will, if requested by the KKR Investors, execute and deliver a Custody Agreement and Power of Attorney. The Custody Agreement and Power of Attorney will provide, among other things, that each Investor will deliver to and deposit in custody with an independent custodian and attorney-in-fact named therein a certificate or certificates representing such Shares (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Investor's agent and attorney-in-fact to act under the Custody Agreement and Power of Attorney on such Investor's behalf with respect to the matters specified therein.

          (j)    Each Investor's rights pursuant hereto to participate in a Proposed Sale shall be contingent on such Investor's strict compliance with each of the applicable provisions hereof. The KKR Investor's rights pursuant hereto to require the participation of the Investors in a Proposed Sale shall be contingent on the KKR Investors' strict compliance with each of the applicable provisions hereof.

          (k)   The obligations of the Investors and the KKR Investors, respectively, under this Section 7 shall extend to the other Parties hereto and to their successors, permitted assigns or permitted transferees and such successors, permitted assigns or permitted transferees shall have the rights of the Investors or KKR Investors, as the case may be, pursuant hereto.

        8.    Rights to Negotiate Repurchase Price.    Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing Shares from the Investors, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon between the Parties, whether or not at the time of such purchase circumstances exist which specifically grant the Company the right to purchase, or the Investors the right to sell, Shares; provided that with respect to an offer by the Company to purchase Shares from any Investor, the Company shall give each other Investor the opportunity to participate in such purchase pro rata (on the same terms, conditions and price).

        9.    Pre-emptive Rights.

          (a)   Prior to (but not including) such time as the Company's first Public Offering has been consummated, if the Company intends to issue any shares of Common Stock or other capital stock of the Company having the power (without regard to the occurrence or non-occurrence of any event or contingency) to vote normally in the election of directors of the Company (together with the Common Stock, "Voting Capital Stock") to (i) any Employee (as defined below) in the Initial Tranche (as defined below) (an "Initial Tranche Issuance") or (ii) any Person (other than shares issued pursuant to this Section 9 and other than shares issued to any Employee pursuant to any Plan (as defined below), including without limitation shares issued pursuant to any Initial Tranche Issuance), in the case of this clause (ii), for a purchase price less than the fair market value of the shares of Voting Capital Stock immediately prior to the issuance (as reasonably determined by the Board of Directors of the Company, acting in good faith) (any such issuance referred to in clause (i) or (ii), a "New Issuance"), then the Company will deliver to the Investors a written notice (the "New Issuance Notice") not more than 45 days, and not fewer than 20 days, prior to the date of the closing of such New Issuance, or, if earlier, the date of execution of definitive documentation providing for the New Issuance (provided that, in the case of a New Issuance pursuant to the exercise, conversion or exchange of an option, warrant or other security that is convertible into or exchangeable for shares of Voting Capital Stock (any such option, warrant or other such security, a "Convertible Security"), the New Issuance Notice shall be delivered as promptly as practicable after the Company has actual knowledge that a Convertible Security will be exercised, converted or exchanged and of the number of shares of Voting Capital Stock that will be issued pursuant thereto and, in any event, not more than five days after the issuance of shares of Voting Capital Stock pursuant thereto). The New Issuance Notice shall state the price and other terms and conditions of the New Issuance, including the number of shares being issued in the New Issuance, and shall set forth the calculation of the number of shares of Voting Capital Stock that the Investor has the right to purchase in accordance with this Section 9 in connection with such New Issuance.

          (b)   After delivery of a New Issuance Notice to an Investor, such Investor shall have the right to purchase, for the applicable purchase price per share set forth in Section 9(c) below:

            (i)    if the New Issuance is an Initial Tranche Issuance, up to a number of shares of Common Stock (rounded to the nearest whole number) equal to the product of (A) the quotient obtained by dividing (I) the number of shares of Common Stock owned by such Investor by (II) the number of shares of Common Stock owned by all Investors, multiplied by (B) a number ("IN") determined in accordance with the following formula:

IN	=	(OP × N) (1—OP)
Where:
IN	=
the maximum number of shares of Voting Capital Stock to be issued to all of the Investors, assuming that all of the Investors purchase the full number of shares of Voting Capital Stock that they are entitled to purchase under this Section 9(b) in connection with such Initial Tranche Issuance;
OP	=	the aggregate Ownership Percentage (as defined below) of all of the Investors; and
N	=	the number of new shares of Voting Capital Stock being issued in the New Issuance; or

            (ii)   if the New Issuance is not an Initial Tranche Issuance, either, at the election of Investors holding a majority of the shares of Voting Capital Stock held by all Investors (a "Majority in Interest"):

              (A)  up to the number of shares of such Voting Capital Stock determined under clause (i) above as if such New Issuance were an Initial Tranche Issuance; or

              (B)  up to the number of shares of such Voting Capital Stock (rounded to the nearest whole number) equal to the product of (I) the quotient obtained by dividing (x) the number of shares of Voting Capital Stock owned by such Investor by (y) the number of shares of Voting Capital Stock owned by all Investors, multiplied by (II) a number ("IN") determined in accordance with the following formula:

IN	=	a × (S1 + S2) - S3 1 - a
Where:
IN	=	the maximum number of shares of Voting Capital Stock to be issued to all of the Investors under this Section 9(b)(ii)(B);
a	=	FMV x S3 FMV+C S1
C	=	the product of (i) the purchase price per share that is being paid by the purchaser in the New Issuance, multiplied by (ii) S2;
FMV	=
the product of (i) the fair market value of the outstanding shares of Voting Capital Stock (on a per share basis), as determined by the Board of Directors of the Company, acting in good faith, multiplied by (ii) S1;
S1	=	the number of shares of Voting Capital Stock outstanding immediately before the New Issuance;
S2	=	the number of shares of Voting Capital Stock being issued pursuant to the New Issuance; and
S3	=	the number of shares of Voting Capital Stock owned by all of the Investors immediately before the New Issuance.

          (c)   The purchase price per share of Voting Capital Stock to be purchased by the Investors under this Section 9 shall be (i) in the case of a purchase under clause (i) above, the Initial Purchase Price, (ii) in the case of a purchase under clause (ii)(A) above, the same purchase price per share as is paid by the purchaser in the New Issuance and (iii) in the case of a purchase under clause (ii)(B) above, the Initial Purchase Price. If the purchase price payable by a purchaser in a New Issuance includes consideration other than cash, then the Investor shall pay the consideration under this Section 9 in cash in an amount equal to the fair market value of such non-cash consideration as determined by the Board of Directors of the Company, acting in good faith.

          (d)   The right of an Investor to purchase shares of Voting Capital Stock pursuant to this Section 9 shall be exercisable by such Investor delivering to the Company no later than five days after such Investor's receipt of the New Issuance Notice an irrevocable written notice of exercise (an "Exercise Notice"), specifying (i) in the case of an Initial Tranche Issuance, the number of shares of Voting Capital Stock that such Investor elects to purchase in accordance with this Section 9 or (ii) in the case of any other New Issuance, whether such Investor elects to purchase shares of such Voting Capital Stock under Section 9(b)(ii)(A) or 9(b)(ii)(B) and the number of shares of Voting Capital that such Investor elects to purchase in accordance with such election and under the other election if a Majority in Interest determines to make such other election.

          (e)   The Company shall issue the shares of Voting Capital Stock to each Investor that has agreed to purchase shares pursuant to an Exercise Notice on the same day as the New Issuance is consummated (or, in the case of an issuance upon the exercise of a Convertible Security, on the third business day after receipt of the Exercise Notice), against payment of the applicable purchase price for such shares to the Company. From and after the consummation of the issuance and sale of shares of Common Stock to an Investor pursuant to this Section 9, such shares shall be deemed to be Shares for all purposes of this Agreement. Any other shares of Voting Capital Stock issued to an Investor pursuant to this Section 9 shall be issued on the same terms and subject to the same restrictions as the New Issuance and on other terms consistent with the provisions of this Agreement to the maximum extent practicable.

          (f)    For the avoidance of doubt, the issuance of shares of Voting Capital Stock upon the exercise of a stock option issued to an Employee pursuant to a Plan shall not be deemed to be a New Issuance.

          (g)   As used in this Agreement:

            (i)    "Designated Plan" means the Plan adopted by the Board of the Directors of the Company within six months of the date hereof;

            (ii)   "Employee" means an employee or consultant of the Company or any subsidiary of the Company who is an "Employee" as defined in a Plan;

            (iii)  "Initial Tranche" means the issuance to and purchase by Employees of shares of Common Stock pursuant to the Designated Plan consummated no later than three months after the date hereof (or, if later, the date on which Mike Kenny and at least 24 other Employees shall have consummated the purchase of shares of Common Stock pursuant to the Designated Plan) for an aggregate purchase price payable to the Company not greater than $7,500,000;

            (iv)  "Ownership Percentage" means, with respect to any Investor at any time, the quotient (expressed as a percentage) of (i) the Voting Power of the Shares of the Voting Capital Stock owned by such Investor at such time divided by (ii) the Voting Power of the shares of the Voting Capital Stock issued and outstanding at such time;

            (v)   "Plan" means a stock ownership and/or option plan for employees and/or consultants of the Company or any of its subsidiaries adopted by the Board of Directors of the Company; and

            (vi)  "Voting Power" means, with respect to any shares of Voting Capital Stock, the number of votes that may normally be cast by the holder of such shares of Voting Capital Stock (without regard to the occurrence or non-occurrence of any event or contingency) in the election of directors of the Company.

          (h)   Nothing contained in this Section 9 hereof shall be deemed to limit any of the duties of the Board of Directors of the Company (including its fiduciary duties) that would otherwise arise in connection with the issuance of securities by the Company under applicable law.

        10.    Expiration of Certain Provisions.

          (a)   The provisions contained in Section 4 and the portion of any other provision of this Agreement which incorporates the provisions of Section 4, shall terminate and be of no further force or effect with respect to any Shares sold by the Investors pursuant to an effective registration statement filed by the Company.

          (b)   The provisions contained in Sections 2(e), 3, 4 and 9 of this Agreement, and the portion of any other provisions of this Agreement which incorporate the provisions of such Sections, shall terminate and be of no further force or effect upon (x) in the case of Sections 3, 4 and 9 only, the closing of the Company's first Public Offering and (y) in the case of Sections 2(e), 3 and 4, the consummation of a merger, reorganization, business combination or liquidation of the Company, or a sale of Common Stock owned by the KKR Investors, but only if such merger, reorganization, business combination, liquidation or sale of Common Stock results in the KKR Investors and the affiliates of the KKR Investors and the transferees of the KKR Investors who are partners, executives or employees of KKR no longer having the power, collectively, (i) to elect a majority of the Board of Directors of the Company or such other corporation which succeeds to the Company's rights and obligations pursuant to such merger, reorganization, business combination, liquidation or stock sale, or (ii) if the resulting entity of such merger, reorganization, business combination, liquidation or stock sale is not a corporation, to select the general partner(s), trustee(s) or other comparable persons or entities of the resulting entity.

        11.    Recapitalizations, etc.    The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Shares, to any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Shares, by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

        12.    Confidentiality.

          (a)   Each Investor will not disclose or use at any time, any Confidential Information (as defined below) of which such Investor is or becomes aware, whether or not such information is developed by it, except to the extent that such disclosure or use (i) is directly related to and required by such Investor's holding, managing or, subject to the penultimate sentence of this paragraph (a), disposing of its investment in the Company or (ii) is otherwise required by law or applicable rule. In the event of disclosure under clause (ii), such Investor shall provide the Company with prior written notice so that the Company may seek a protective order or other appropriate remedy, and such Investor shall exercise reasonable efforts to assist the Company in obtaining such order or remedy; provided that the efforts of the Company to seek such protective order or other appropriate remedy shall not lead to an increase in the liability of such Investor in connection with such disclosure requirement. If, failing the entry of a protective order, such Investor is, in the opinion of its counsel, compelled by law to disclose a portion of the Confidential Information, such Investor may disclose without liability hereunder only that portion of the Confidential Information which counsel advises such Investor that it is legally required to disclose, and such Investor agrees to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information. As used herein, "Confidential Information" means confidential and proprietary information relating to the Company that is not available to the public or available from sources not prohibited by this paragraph and that is used, developed or obtained by the Company or its subsidiaries in connection with its business, including confidential or proprietary information relating to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) copyrightable works, and (xi) all technology and trade secrets. Confidential Information will not include any information generally available to the public prior to the date such Investor proposes to disclose or use such information. Notwithstanding the foregoing, each Investor shall have the right to disclose any of the Company's financial information to any third party solely in connection with a potential disposition by such Investor of the Shares to such third party, provided that at such time (i) such Investor has the right to dispose of the Shares under the terms of this Agreement and (ii) such third party has entered into a written agreement with the Company pursuant to which such third party agrees to be bound by and comply with the provisions of this Section 12 as if it were such Investor. Each Investor shall inform its representatives of the provisions of this Section 12 and procure that such representatives agree to be bound by and comply with such terms as if they were an Investor.

          (b)   The Parties hereto agree that money damages will be an inadequate remedy for any breach by an Investor of paragraph (a). In the event of a breach or threatened breach by an

  Investor of paragraph (a), the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

        13.    Notices.    All orders, notices, requests, demands, waivers and other communications required or permitted to be given under or with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid, or sent by telecopy, to each of the Parties as follows:

          (i)    if to the Company, to it c/o the KKR Investors as provided below, with a copy to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017
      Facsimile: +1-(212) 455-2502
      Attention: Edward Tolley and Michael O. Wolfson

          (ii)   if to either of the KKR Investors, to it:

      c/o Kohlberg Kravis Roberts & Co. L.P.
      9 West 57th Street
      New York, New York 10019
      Facsimile: +1 (212) 750-0003

      with a copy to:

      Kohlberg Kravis Roberts & Co. Ltd.
      Stirling Gardens
      7 Carlton Square
      London SW1Y 5AD
      Facsimile: +44 (0)20 7839-9801
      Attention: Edward A. Gilhuly and Todd Fisher

      with a copy to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017
      Facsimile: +1-(212) 455-2502
      Attention: Edward Tolley and Michael O. Wolfson

          (iii)  if to an Investor, to it at the address of such Investor set forth in Schedule I hereof or to such other persons or addresses as any Party shall specify by notice in writing to other Party. All such orders, notices, requests, demands, waivers and communications shall be deemed to have been received on the date of the delivery by hand or, if promptly confirmed by telephone, on the date of sending by telecopy, or on the third Business Day after the mailing thereof.

        14.    Benefit.    This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. In the case of a transferee permitted under Sections 2(a) and 3 hereof, such transferee shall be deemed an Investor hereunder; provided, however, that no transferee (including any transferee referred to in Sections 2(a) and 3 hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.

        15.    Cumulative Rights.    Except as otherwise expressly provided in this Agreement, each and every right granted to any Party hereunder or under any other document delivered hereunder or in connection herewith or allowed it by law or equity, shall be cumulative and may be exercised from time to time.

        16.    Amendment and Modification; Waiver.    This Agreement may only be amended, modified or supplemented by a written instrument duly executed by the Party or Parties intended to be bound thereby. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. No failure on the part of any Party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise or waiver by any Party of any right preclude any other or future exercise thereof or the exercise of any other right.

        17.    Section and Article Headings; Interpretation.

          (a)   The Section and Article headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          (b)   Except as otherwise expressly provided in this Agreement, the following rules of interpretation apply to this Agreement: (i) the singular includes the plural and the plural includes the singular; (ii) "or" and "any" are not exclusive and "include" and "including" are not limiting; (iii) a reference to any agreement or other contract includes permitted supplements and amendments; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder; (v) a reference to a Person includes its permitted successors and assigns; and (vi) a reference in this Agreement to an Article or Section is to the Article or Section of this Agreement.

        18.    Assignability of Certain Rights by the Company.    The Company shall have the right to assign to KKR or to an affiliate of KKR any or all of its rights or obligations to purchase Shares pursuant to Section 4.

        19.    Severability.    If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the Parties hereby agree to negotiate in good faith a modification of the terms, provisions, covenants and restrictions contained in this Agreement that are so determined to be invalid, void or unenforceable in order to make them enforceable in a manner that will preserve, to the maximum extent possible, the intent of the Parties hereto.

        20.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall be deemed to be one and the same agreement.

        21.    APPLICABLE LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

        22.    Submission to Jurisdiction.    Any suit, action or proceeding against any Investor, with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of New York, as the Company may elect in its sole discretion, and each Investor hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. By the execution and delivery of this Agreement, each Investor appoints the entity identified for it on Schedule I hereof as each Investor's agent upon which process may be served in any such suit, action or proceeding. Service of process upon such agent, together with notice of such service given to the Investors in the manner provided in Section 13, shall be deemed in every respect effective service of process upon it in any suit, action or proceeding. Nothing herein shall in any way be deemed to limit the ability of the Company to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over each Investor, in such other jurisdictions and in such manner, as may be permitted by applicable law. Each Investor hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of New York, and each Investor hereby irrevocably waives any right which it may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding.

        23.    Waiver of Jury Trial.    To the fullest extent permitted by law, each of the Parties hereby waives its respective rights to jury trial of any claim or cause of action based upon, or arising out of, this Agreement or any dealings between them relating to this Agreement, or any dealings between them relating to the subject matter of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Parties acknowledge that this waiver is a material inducement to enter into this Agreement, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver. The Parties further represent and warrant that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement, or to any other documents or agreements relating to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

[Continued on next page.]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

K-L HOLDINGS, INC.
By:	/s/ SIKE SCHEIBER Name: Sike Scheiber Title: Authorized Signatory
KKR 1996 FUND L.P.
By:	KKR Associates 1996 L.P., its general partner
By:	KKR 1996 GP LLC, its general partner
By:	/s/ PAUL E. RAETHER Name: Paul E. Raether Title: Authorized Signatory
KKR PARTNERS II, L.P.
By:	KKR Associates, L.P., its general partner
By:	/s/ PAUL E. RAETHER Name: Paul E. Raether Title: Authorized Signatory
MERRILL LYNCH CAPITAL CORPORATION
By:	/s/ STEPHEN B. PARAS Name: Stephen B. Paras Title: Managing Director

SCHEDULE I

INVESTOR	ADDRESS	NUMBER OF SHARES
Merrill Lynch Capital Corporation	World Financial Center North Tower 250 Vesey Street New York, NY 10281	2,968,421

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Exhibit 4.11
INVESTORS' RIGHTS AGREEMENT
Recitals
SCHEDULE I